FORM 8-A/12(g)(3)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12 (b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

 FNB Corporation
(Exact name of registrant as specified in its charter)

 Virginia                                   54-1791618
(State of Incorporation or Organization)   (Federal Tax Identification Number)

 105 Arbor Drive,  P.O. Box 600, Christiansburg, Va.  24073
(Address of principal executive offices)


Securities to be registered pursuant to Section 12(b) of the Act:

    Title of each class             Name of each exchange on which
    to be so registered             each class is to be registered

    None


If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General
Instruction A.(c), check the following box. [   ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ x ]

Securities Act registration statement file number to which this form relates:

      333-2524 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

         Common Stock, $5.00 par value

Item 1.  Description of Registrant's Securities to be Registered.

FNB Corporation is a one-bank holding company incorporated under the laws of the Commonwealth of Virginia on January 23, 1996. The Corporation was organized by First National Bank, a national banking association headquartered in Christiansburg, Virginia to engage in a corporate reorganization in which all of the shares of First National Bank would be exchanged for all of the shares of FNB Corporation. The shares to be exchanged were registered with the SEC on Form S-4 filed on March 19, 1996. First National Bank was the issuer of common stock registered under the Exchange Act of 1934 effective December 31, 1990 with the Office of the Comptroller of the Currency.

As the result of a corporate reorganization which took place on July 11, 1996, all of the shares of First National Bank was exchanged 2:1 for all shares of FNB Corporation. FNB Corporation became the successor reporting company, reporting to the SEC using the '33 Act File Number 333-2524. This is a succession report filed to obtain an Exchange ('34) Act file number.

The common shares of FNB Corporation, $5.00 par value (the "Stock"), are currently quoted on the Over-the-Counter Bulletin Board sponsored by NASDAQ. The Corporation intends to begin listing its shares on the NASDAQ National Market after filing this Form 8-A and approval of its national market application by NASDAQ.

The Stock is the only class of equity authorized and issued by the Corporation. Holders of the Stock have no preemptive or redemptive rights, have no rights to convert the Stock to any preferred equity, and have equal rights to dividends and to the Corporation's assets upon liquidation. Stock holders have voting rights equivalent to their share holdings. The holders of the Stock have elected three classes of Directors who serve three-year consecutive terms. The Corporation may not call or assess its Stock holders. The Corporation has placed no restrictions on the transfer of the Stock. Holders of the Stock are subject to the restrictions of the Control Share Acquisitions title of the Virginia Stock Corporation Act (Section 13.1-728.1 et seq.) This title limits the voting rights of holders of the Stock in excess of one-fifth, one-third and one-half of the outstanding Stock without the approval of a majority of the remaining disinterested outstanding shares.

Item 2.  Exhibits.

Copies of constituent instruments defining the rights of the holders of the class of securities described in this filing:

1. A Copy of the Registrant's Articles of Incorporation has been previously filed with the Commission as Exhibit 3.1 to the Annual Report on Form 10-K for the year ended December 31, 1996 and is incorporated by reference.
2. A Copy of the Registrant's By-laws has been previously filed with the Commission as Exhibit 3.2 to the Annual Report on Form 10-K for the year ended December 31, 1997 and is incorporated by reference.

SIGNATURE


Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FNB Corporation
(Registrant)
April 28, 1998
(date)


By:/s/ Samuel H. Tollison
    Samuel H. Tollison, President and Chief Executive Officer